Exhibit 5.1

November 9, 2015

Central Garden & Pet Company

1340 Treat Boulevard, Suite 600

Walnut Creek, CA 94597

Re: $400,000,000 Aggregate Principal Amount of 6.125% Senior Notes Due 2023

Ladies and Gentlemen:

We have acted as counsel to Central Garden & Pet Company, a Delaware corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (each individually, a “Covered Guarantor” and collectively, the “Covered Guarantors”) and Schedule II hereto (each individually, a “Non-Covered Guarantor” and collectively, the “Non-Covered Guarantors,” and together with the Covered Guarantors, the “Guarantors”) in connection with the Registration Statement on Form S-3, File No. 333-204881, filed with the Securities and Exchange Commission (the “Commission”) on June 11, 2015 and Amendment No. 1 thereto filed on June 23, 2015 (as amended, the “Registration Statement”), and the related prospectus contained in the Registration Statement, as supplemented by the final Prospectus Supplement, dated November 4, 2015, filed with the Commission under its Rule 424(b) of the Securities Act of 1933 (together, the “Prospectus”) relating to (i) the issuance of $400,000,000 aggregate principal amount of 6.125% Senior Notes due 2023 (the “Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Notes. The Notes and the Guarantees will be issued under a base indenture, dated as of March 8, 2010 (the “Base Indenture”), between the Company, as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of November 9, 2015 among the Company, the Guarantors and the Trustee (the “Third Supplemental Indenture” and together, with the Base Indenture, the “Indenture”). The Company is filing the Third Supplemental Indenture, the form of the Guarantee and this opinion letter with the Commission as exhibits to a Current Report on Form 8-K.

We have examined the Registration Statement and the Indenture. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

Central Garden & Pet Company

November 9, 2015

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligations of the Trustee.

We have assumed further that each Non-Covered Guarantor is validly existing under the law of its jurisdiction of organization and has duly authorized, executed and delivered the Indenture in accordance with its organizational documents and the law of its jurisdiction of organization.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	When the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	When (a) the Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the laws of the State of California, the State of New York, the State of Washington, the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Our opinions, insofar as they involve matters of the laws of the States of Wisconsin, Florida, Illinois, Arizona and Georgia, are qualified to the extent we have relied upon (1) the opinion of Godfrey & Kahn, S.C., with respect to matters governed by the laws of the State of Wisconsin, (2) the opinions of Reed Mawhinney & Link, PLLC, with respect to matters governed by the laws of the State of Florida and Illinois, (3) the opinion of Fennemore Craig, P.C., with respect to matters governed by the laws of the State of Arizona, and (4) the opinion of Taylor English Duma LLP, with respect to matters governed by the laws of the State of Georgia (together, the “Local Law Opinions”), copies of which have been delivered to you, and we have assumed, without independent investigation, the correctness of, and take no responsibility for, the Local Law Opinions.

Central Garden & Pet Company

November 9, 2015

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. By giving this opinion we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

Orrick, Herrington & Sutcliffe LLP

Central Garden & Pet Company

November 9, 2015

Schedule I

Covered Guarantors

B2E Biotech LLC

B2E Corporation

Four Paws Products Ltd.

Matson, LLC

New England Pottery, LLC

Pennington Seed, Inc.

T.F.H. Publications, Inc.

Wellmark International

Central Garden & Pet Company

November 9, 2015

Schedule II

Non-

Covered Guarantors

All-Glass Aquarium Co., Inc (Wisconsin)

Farnam Companies, Inc. (Arizona)

Gro Tec, Inc. (Georgia)

Gulfstream Home & Garden (Florida)

Kaytee Products, Incorporated (Wisconsin)

Pets International, Ltd. (Illinois)